Exhibit 99.1

EyeGate Announces $10.75 Million Registered Direct Offering Priced At-The-Market Under Nasdaq Rules

WALTHAM, MA, August 10, 2021 – EyeGate Pharmaceuticals, Inc. (NASDAQ: EYEG) (“EyeGate” or the “Company”), a clinical-stage company developing and commercializing products for treating inflammatory and immune diseases with a focus on the eye and certain systemic diseases, today announced that it has entered into definitive agreements with several institutional and accredited investors for the purchase and sale, in a registered direct offering priced at-the-marked under Nasdaq rules, of 4,668,844 shares of its common stock at a purchase price of $2.3025 per share for gross proceeds of approximately $10.75 million, before deducting placement agent’s fees and other offering expenses. The Company has also agreed to issue to the investors, in a concurrent private placement, unregistered warrants to purchase up to an aggregate of 2,334,422 shares of common stock.  The closing of the offering is expected to occur on or about August 11, 2021, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The warrants have an exercise price of $2.24 per share, are exercisable immediately upon issuance and will expire five and one-half years following the date of issuance.

EyeGate currently intends to use the net proceeds from the offering to support its operations, including for clinical trials, for working capital and for other general corporate purposes, which will include the pursuit of other research and development efforts and could also include the acquisition or in-license of other products, product candidates or technologies.  EyeGate has not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes.

The shares of common stock described above (but not the warrants or the shares of common stock underlying the warrants) are being offered and sold by EyeGate in a registered direct offering pursuant to an effective shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission (the “SEC”) on May 3, 2019 and subsequently declared effective on May 13, 2019 (File No. 333-231204) (the “Registration Statement”), and the base prospectus dated as of May 13, 2019 contained therein. The offering of the shares of common stock is being made only by means of a prospectus supplement that forms a part of the effective registration statement. A final prospectus supplement and the accompanying base prospectus relating to the shares of common stock being offered in the registered direct offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying base prospectus may also be obtained, when available, from H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and the underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About EyeGate

EyeGate is a clinical-stage pharmaceutical company developing and commercializing products for treating inflammatory and immune diseases with a focus on the eye and certain systemic diseases. PP-001, EyeGate’s lead clinical-stage drug product, is a next-generation, non-steroidal, immuno-modulatory and small-molecule inhibitor of Dihydroorotate Dehydrogenase (“DHODH”) with best-in-class picomolar potency and a validated immune modulating mechanism designed to overcome the off-target side effects and safety issues associated with DHODH inhibitors. PP-001 has been developed in multiple clinical-stage formulations including ophthalmic and intravenous routes of administration. The ophthalmic formulation is in development for dry eye disease and conjunctivitis. In addition, EyeGate is developing Ocular Bandage Gel (“OBG”), a modified form of the natural polymer hyaluronic acid, designed to protect the ocular surface to permit re-epithelialization of the cornea and improve ocular surface integrity. OBG, with unique properties that help hydrate and protect the ocular surface, is in clinical evaluation for patients with punctate epitheliopathies (“PE”) as a result of dry eye. For more information, please visit www.EyeGatePharma.com.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the consummation of the offering, the satisfaction of customary closing conditions related to the offering and the intended use of net proceeds from the offering, as well as the commercialization efforts and other regulatory or marketing approval efforts pertaining to EyeGate’s products, including EyeGate’s PP-001 and OBG products, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, market and other conditions and certain risk factors described under the heading “Risk Factors” contained in EyeGate’s Annual Report on Form 10-K filed with the SEC on March 25, 2021 or described in EyeGate’s other public filings. EyeGate’s results may also be affected by factors of which EyeGate is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. EyeGate expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based, except as required by law.

Contact

Corey Davis, Ph.D.
LifeSci Advisors
(212) 915-2577
cdavis@lifesciadvisors.com